Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095
Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:                                                                   May 2, 2007

Contact:                                                  Anne-Marie Wright, Vice President, Corporate Communications

Phone:                                                          (801) 208-4167  e-mail: awright@merit.com  Fax: (801) 253-1688

MERIT MEDICAL ANNOUNCES INCREASED SALES
AND IMPROVED EARNINGS

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology and radiology procedures, today announced revenues of $51.0 million for the first quarter ended March 31, 2007, an increase of 13.3% over revenues of $45.0 million for the first quarter of 2006.

Net income for the first quarter of 2007 improved 24% to $3.0 million, or $0.10 per share, from $2.4 million, or $0.09 per share, for the first quarter of 2006.

“We are pleased with our sales performance for the first quarter, especially following the 19% increase for the fourth quarter of 2006,” said Fred P. Lampropoulos, Merit’s Chairman and CEO.  “We are also pleased to see the improvement in earnings, which was our first sequential improvement in 11 quarters.”

“Parts of our company improvement plan are starting to take effect,” Lampropoulos continued.  “If we exclude the $800,000 of inventory we acquired from Datascope, our inventory for the first quarter of 2007 would have dropped approximately $400,000 from the fourth quarter of 2006, which is the first inventory reduction in almost four years.  We expect continued improvement in inventories and gross margins as we become more efficient through cost savings programs from automation and the movement of high-labor products to offshore contract manufacturing.”

“Additionally, we expect to introduce several new, high-margin product lines in the next few months,” Lampropoulos added.  “The new ‘Meritized’ version of the acquired chronic dialysis catheter has been designed to include all the products necessary for initial or exchange procedures, including several of Merit’s patented products.”

All product categories of Merit’s business contributed to revenue growth in the first quarter of 2007, with stand-alone device sales increasing 20%; catheter sales rising 18%; custom kit and tray sales growing 18%; and inflation device sales increasing 1%.

Gross margins for the first quarter of 2007 were 37.0% of sales, compared to 37.9% of sales for the first quarter of 2006.  The decrease in gross margins for the first quarter of 2007 can be attributed primarily to an increase in wages beginning in the fourth quarter of 2006, additional headcount, higher health benefit costs, and increases in depreciation of new production equipment.

Selling, general and administrative expenses for the first quarter of 2007 were 23.5% of sales, compared to 25.0% of sales for the first quarter of 2006.  Research and development costs during both the first quarter of 2007 and the first quarter of 2006 were 4.6% of sales.

Income from operations for the quarter ended March 31, 2007 was $4.5 million, compared to $3.7 million for same period in 2006.

Merit’s effective tax rate for the first quarter of 2007 was 35.0%, compared with 36.0% for comparable period of 2006.

The Company’s cash position was $9.6 million on March 31, 2007, compared with $9.8 million on December 31, 2006.  The Company’s current cash position is net of a recent $3.0 million acquisition of a new dialysis catheter from Datascope.

CONFERENCE CALL

Merit Medical invites all interested parties to participate in its conference call today, May 2, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The domestic phone number is 800-257-7087, and the international number is 303-262-2125.  A live webcast as well as a rebroadcast can be accessed through the webcast tab of the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

INCOME STATEMENT
(Unaudited, in thousands except per share data)

	Three Months Ended
	March 31,
	2007	2006

SALES	$51,030	$45,040

COST OF SALES	32,172	27,990

GROSS PROFIT	18,858	17,050

OPERATING EXPENSES
Selling, general and administrative	12,015	11,238
Research and development	2,364	2,078
Total	14,379	13,316

INCOME FROM OPERATIONS	4,479	3,734

OTHER INCOME (EXPENSE)
Interest income	89	46
Other income (expense)	(1)	(28)
Total Other Income - net	88	18

INCOME BEFORE INCOME TAXES	4,567	3,752

INCOME TAX EXPENSE	1,598	1,351

NET INCOME	$2,969	$2,401

EARNINGS PER COMMON SHARE-
Basic	$0.11	$0.09

Diluted	$0.10	$0.09

AVERAGE COMMON SHARES-
Basic	27,652,971	27,195,671

Diluted	28,616,595	28,092,099

BALANCE SHEET
(Unaudited in thousands)

	March 31,	December 31,
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$9,645	$9,838
Trade receivables, net	25,986	25,745
Employee receivables	183	194
Other receivables	457	192
Inventories	38,960	38,562
Prepaid expenses and other assets	1,241	1,031
Deferred income tax assets	3	2
Income tax refunds receivable	81	82
Total Current Assets	76,556	75,646

Property and equipment, net	95,421	92,383
Other intangibles, net	4,705	4,350
Goodwill	9,684	7,541
Other assets	2,830	2,656
Deferred income tax assets	3	2
Deposits	84	90
Total Assets	$189,283	$182,668

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	11,818	10,598
Accrued expenses	8,684	8,464
Advances from employees	232	245
Deferred income tax liabilities	75	190
Income taxes payable	1,252	1,177
Total Current Liabilities	22,061	20,674

Deferred income tax liabilities	5,467	5,469
Liabilities related to unrecognized tax positions	1,901
Deferred compensation payable	2,950	2,869
Deferred credits	2,200	2,239
Other long-term obligation	178	205
Total Liabilities	34,757	31,456

Stockholders’ Equity
Common stock	55,336	54,394
Retained earnings	99,329	96,969
Accumulated other comprehensive loss	(139)	(151)
Total stockholders’ equity	154,526	151,212

Total Liabilities and Stockholders’ Equity	$189,283	$182,668

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology and radiology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 85 individuals.  Merit employs approximately 1,750 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2006.  Such risks and uncertainties include product recalls and product liability claims; infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; termination of relationship with suppliers, or failure of suppliers to perform; unable to successfully manage growth through acquisitions; delays in obtaining regulatory approvals, or the failure to maintain such approvals; significant portion of our revenues are derived from a few products and procedures; development of new products and technology that could render Merit’s products obsolete, market acceptance of new products, introduction of products in a timely fashion, price and product competition, availability of labor and materials, cost increases, and fluctuations in and obsolescence of inventory; market price of our common stock has been and may continue to be volatile; foreign currency fluctuations; key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement, changes in health care markets related to health care reform initiatives; and other factors referred to in the Company’s 10-K and other reports filed with the Securities and Exchange Commission.  All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  Actual results may differ materially from anticipated results.  Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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